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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
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                              (AMENDMENT NO.   *)
                                            ---


            INTERNET PICTURES CORPORATION (FORMERLY BAMBOO.COM, INC.)
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)



                                    46059S101
                                 (CUSIP Number)



                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of this Statement)

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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*SEE INSTRUCTIONS BEFORE FILLING OUT

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1.       NAME OF REPORTING PERSON: IRS IDENTIFICATION NOS.
                  LEONARD B. MCCURDY
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            (a) [ ]
                                            (b) [ ]
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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  CANADA
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Number of Shares           5.       SOLE VOTING POWER                 2,366,000
Beneficially Owned
by Each Reporting          -----------------------------------------------------
Person with                6.      SHARED VOTING POWER                        0

                           ----------------------------------------------------
                           7.      SOLE DISPOSITIVE POWER             2,366,000

                           ----------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER                   0

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,366,000
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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
                  NOT APPLICABLE
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  10.5% (PURSUANT TO A MERGER BETWEEN INTERACTIVE PICTURES CORPORATION AND BAMBOO.COM, INC. ON JANUARY 19, 2000, AS OF THE DATE OF THIS FILING, THE FILER OWNS 5.2% OF THE OUTSTANDING COMMON STOCK OF INTERNET PICTURES CORPORATION.)
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12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN
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ITEM 1.  (a)      NAME OF ISSUER
                      INTERNET PICTURES CORPORATION
         -----------------------------------------------------------------------

ITEM 1.  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      1009 COMMERCE PARK DRIVE, OAK RIDGE, TENNESSEE 37830
         -----------------------------------------------------------------------
ITEM 2.  (a)      NAME OF PERSON FILING
                      LEONARD B. MCCURDY
         -----------------------------------------------------------------------
ITEM 2.  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      124 UNIVERSITY AVENUE, PALO ALTO, CALIFORNIA 94301
         -----------------------------------------------------------------------
ITEM 2.  (c)      CITIZENSHIP
                      CANADA

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         -----------------------------------------------------------------------
ITEM 2.  (d)      TITLE OF CLASS OF SECURITIES
                     COMMON STOCK, PAR VALUE $.001 PER SHARE
         -----------------------------------------------------------------------
ITEM 2.  (e)      CUSIP NUMBER
                                    46059S101
         -----------------------------------------------------------------------
ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b) OR
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 4.  OWNERSHIP
         (a)      AMOUNT BENEFICIALLY OWNED
                                    2,366,000
         -----------------------------------------------------------------------
ITEM 4.  (b)      PERCENT OF CLASS
                                    10.5%
         -----------------------------------------------------------------------
ITEM 4.  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE   2,366,000*

                  --------------------------------------------------------------
                  (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE            0

                  --------------------------------------------------------------
                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                           DISPOSITION OF                             2,366,000*

                  --------------------------------------------------------------
                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                           DISPOSITION OF                                     0
         -----------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                           NOT APPLICABLE
         -----------------------------------------------------------------------
ITEM 10. CERTIFICATION
                           NOT APPLICABLE
         -----------------------------------------------------------------------

        * Includes 1,971,200 shares held by Lanek Limited, an affiliate of Leonard McCurdy and 378,000 shares of common stock beneficially owned as a result of options held by Leonard McCurdy and Lanek Limited.


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SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     FEBRUARY 16, 2000
                                     ------------------------------------------
                                     (Date)
                                     /s/ Leonard B. McCurdy
                                     ------------------------------------------
                                     (Signature)

                                     LEONARD B. MCCURDY
                                     ------------------------------------------
                                     (Name/Title)


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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